Exhibit 99.1

Contact: David J. Foster Chief Financial Officer 650-655-4200 investor@argotech.com

Argonaut Technologies Reports Third Quarter 2003 Results

•	Company continues to exit non-strategic products
•	Net loss improves 43% vs. Q3 2002, despite a drop of 29% in net sales
•	Revised contract R&D agreement accelerates introduction of new products in 2004

Foster City, Calif. October 30, 2003 — Argonaut Technologies, Inc. (Nasdaq: AGNT) today reported financial results for the third quarter and nine months ended September 30, 2003.

For the third quarter of 2003, net sales were $5.2 million compared to $7.3 million for the third quarter of 2002 and Company revenue guidance of $6.3 million to $6.7 million. For the third quarter of 2003, the net loss was approximately $3.1 million, or $(0.15) per share, compared to a net loss of $5.3 million, or $(0.27) per share, for the third quarter of 2002. The net loss for the third quarter of 2003 included an expense for impairment of goodwill and other intangible assets of $1.6 million and a gain on the sale of the HPLC business, net of tax provision, of $241,000. The net loss for the third quarter of 2002 included restructuring charges of $2.6 million. The Company’s net loss guidance for the third quarter of 2003 of $1.2 million to $1.6 million did not include the impairment charge. For the nine months ended September 30, 2003, net sales were $18.3 million compared to $18.8 million for the same period in 2002. The net loss for the first nine months of 2003 was $7.5 million, or $(0.37) per share, compared to a net loss of $11.6 million, or $(0.59) per share, for the first nine months of 2002.

As of September 30, 2003, Argonaut had approximately $19.5 million in cash, cash equivalents, and short-term investments, not including $11.4 million of restricted cash. The Company had a net decrease of approximately $1.2 million in cash, cash equivalents, and short-term investments during the third quarter, as compared to a decrease of $2.8 million in the second quarter.

“Despite disappointing sales performance for the quarter, we did experience a resumption of growth in September and we made continued progress with the major elements of our strategy, including our goal to achieve positive cash flow in the near future,” stated Lissa A. Goldenstein, Argonaut’s president and chief executive officer. “During the quarter, the Company improved gross margins, decreased operating expenses and reduced our burn rate for the sixth quarter in a row, as we continued to strive for Q4 to be at least cash flow breakeven, as measured by earnings before interest, taxes, depreciation and amortization. The transition in our product strategy was impacted in the third quarter in part due to unusually slow summer ordering, the sale of the HPLC business and an uneven ramp in orders for our newest process instruments, the Advantage Series™ 3400 process chemistry workstation. It is always difficult to predict orders and revenue with recent introductions. Importantly, early in October, we received additional orders for our Advantage Series 3400 workstation, which has only been available commercially since this spring and is now being quoted for inclusion in 2004 budget cycles.”

Argonaut previously announced a decision to transition during 2003 away from certain legacy product lines. Accordingly, on July 30, Argonaut announced that it had sold its HPLC business to the Grace Vydac unit of W.R. Grace & Co. In a separate decision, but consistent with further implementation of the transition strategy, Argonaut determined in Q3 that there was an impairment, totaling $1.6 million for the third quarter of 2003, of goodwill and intangible assets related to technology and intangible assets acquired in 2001.

Ms. Goldenstein continued, “The Company recently reviewed its various contract R&D programs. Pfizer and we decided to expand the scope of the current Collaborative Research Agreement with two programs. Argonaut believes the products from these programs are showing promising commercial prospects for 2004. At the same time, we concluded a multi-year Technology Access Partnership with GSK and Pfizer. After reaching a critical feasibility milestone, it was decided that the long-range project did not warrant commercialization and the program was discontinued. The net effect in Q3 was a reduction of about $200,000 in contract R&D revenue, a related increase in our gross margins, and an increase in our un-funded R&D expenses.”

Business Outlook

Ms. Goldenstein provided the following comments regarding the outlook for the fourth quarter of 2003, “As mentioned above, we have seen some encouraging resumption of order volume early in the quarter; however, we remain cautious about the uncertainty of pharmaceutical R&D spending. Therefore, we expect a moderate year-end increase in orders that should drive our net sales for the fourth quarter of 2003 to be between $6.0 million and $6.5 million. Gross margin for the fourth quarter is expected to be about 47% to 48%, slightly greater than our year-to-date results. We expect the net loss for the quarter to be in the range of $500,000 to $900,000. Based on our recent progress in reducing operating expenses and with quarterly depreciation and amortization expense estimated to be in the range of $600,000 to $700,000, the company believes its earnings before interest, taxes, depreciation and amortization will be in a range of slightly positive by $200,000 to slightly negative by $200,000. All of these estimates are dependent on an increase in orders occurring during Q4 and continued progress in reducing our operating expenses.”

Conference Call Details

Argonaut Technologies will discuss these financial results and its outlook during a conference call scheduled for today, Thursday, October 30, 2003 at 2:00 p.m. Pacific / 5:00 p.m. Eastern. Interested parties may listen to the conference call by dialing 1-888-889-5602 (for domestic calls) or dial 1-973-339-3086 (for international calls). The call will also be available via live audio broadcast over the Internet at http://investor.argotech.com. For those unable to participate on the live call, a replay of the call will be available for seven days after the call. To access the replay by telephone, please dial 1-877-519-4471 (for domestic calls) or 1-973-341-3080 (for international calls) and use access code 4218661. To access the replay via the Internet go to http://investor.argotech.com.

About Argonaut Technologies, Inc.

We are a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development and file New Chemical Entities. Our products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. More than 1,200 customers use Argonaut’s products worldwide. For more information, visit www.argotech.com.

Forward Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for orders, net sales, gross margins, operating expenses and net loss for the 2003 fourth quarter and 2003 fiscal year, our earnings before interest, taxes, depreciation and amortization, the future demand and sales cycles for our products, including our Advantage Series 3400 workstation, anticipated revenue and other financial benefits from our contract R&D programs, including our agreement with Pfizer, and the benefits from cost savings initiatives. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that increasing revenues and decreasing expenses may not be realized as quickly as anticipated or at all and the risk that the current slow period in our industry continues for longer than we expect or deteriorates further, with a reduction in demand for our products which could significantly impact our business and results of operations. These and other risk factors are discussed in Argonaut’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003, and its other reports with the Securities and Exchange Commission.

ARGONAUT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2003	2002

	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,646	$20,895
Short-term investments	7,836	5,999
Accounts receivable, net	4,630	4,389
Inventories	7,286	6,280
Prepaid expenses & other current assets	797	727
Notes receivable	262	237

Total current assets	32,457	38,527
Restricted cash	11,402	12,327
Property and equipment, net	4,398	4,921
Goodwill	9,410	10,173
Other intangible assets, net	4,664	6,425

	$62,331	$72,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,361	$1,873
Accrued compensation	1,159	1,087
Other accrued liabilities	2,452	2,506
Deferred revenue	481	1,972
Current portion of capital lease obligations	—	88
Current portion of notes payable	11,304	—

Total current liabilities	16,757	7,526
Long term debt	—	12,334
Stockholders’ equity	45,574	52,513

	$62,331	$72,373

(1)	The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

ARGONAUT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$5,166	$7,282	$18,303	$18,762

Costs and Expenses:
Costs of sales	2,558	4,021	9,927	10,141
Costs of special charges — restructuring	—	765	—	765
Research and development	1,063	1,468	3,417	4,307
Selling, general and administrative	2,835	4,476	10,356	13,190
Amortization of purchased intangibles	202	209	627	524
Restructuring charges	—	1,802	—	1,802
Goodwill and other purchased intangibles write-off	1,612	—	1,612	—

Total costs and expenses	8,270	12,741	25,939	30,729

Loss from operations	(3,104)	(5,459)	(7,636)	(11,967)
Other income (expenses):
Realized gain on the sale of assets	460	—	460	—
Interest and other income	172	294	704	977
Interest and other expense	(173)	(173)	(499)	(422)

Net loss before provision for income taxes	(2,645)	(5,338)	(6,971)	(11,412)
Provision for income taxes	(420)	—	(531)	(200)

Net loss	$(3,065)	$(5,338)	$(7,502)	$(11,612)

Net loss per common share, basic and diluted	$(0.15)	$(0.27)	$(0.37)	$(0.59)

Weighted-average shares used in computing net loss per common share, basic and diluted	20,196	19,973	20,111	19,839